Exhibit 3.1
AMENDED AND RESTATED
BYLAWS
OF
TRIPLE-S MANAGEMENT CORPORATION
CHAPTER 1

1-1	Triple-S Management Corporation is a corporation organized and existing under the laws of the Commonwealth of Puerto Rico. The Amended and Restated Bylaws (hereinafter “Bylaws”) shall be effective upon its approval by the Board of Directors and shall govern the daily operations of the Board of Directors and the Corporation.
CHAPTER 2 — CAPITAL STOCK; STOCK CERTIFICATES; CORPORATE SEAL

2-1	The Corporation may issue at any time its shares of capital stock as set forth in its Articles of Incorporation with the prior approval of such issuance by the Board of Directors.

2-2	The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be represented by uncertificated shares. Such resolution shall not apply to any share of capital stock represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of shares of capital stock represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate in the form prescribed by the Board of Directors.

When shares of capital stock are represented by certificates, the Corporation shall issue such certificates in such form as shall be prescribed by the Board of Directors of the Corporation in conformity with the Articles of Incorporation, the General Corporation Law of Puerto Rico (the “GCLPR”) or other applicable law. The issuance of shares shall be entered in the stock books of the Corporation as they are issued. Such entries shall show the name and address of the holder of such shares. Each certificate shall exhibit the name of the Corporation, the Class (or series of class) and number of shares represented thereby, and the name of the holder. It shall be signed by Chief Executive Officer or any other officer appointed by the Board of Directors and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation. Any or all signatures on such certificate may be facsimiles and the seal may be facsimile, engraved or printed. In case any such officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

2-3	The Corporation will use a seal in such form as may be approved by the Board of Directors.
CHAPTER 3 — TRANSFER OF SHARES

3-1	The transfer of shares of the Corporation shall be subject to the restrictions set forth in the Articles of Incorporation of the Corporation.

3-2	The Secretary of the Corporation or a transfer agent for the Corporation shall keep, or ensure the keeping of, a complete and exact register of all the shareholders, including their addresses and the number of shares of capital stock each Shareholder holds. Said register shall be readily available during working hours, and shall be available for inspection by any Shareholder, particularly, ten (10) days before an Annual Shareholders Meeting or any Special Shareholders Meeting is to be held. The Corporation’s register will constitute the only acceptable evidence to determine which Shareholders have the right to inspect the

Corporation’s Shareholders Register and/or the books of the Corporation, and to determine which Shareholders have the right to vote in person or by proxy during any shareholders meeting.

3-3	Subject to the restrictions set forth in Section 3-1 above, shares of capital stock of the Corporation shall be transferable on the books of the Corporation by the person named in the certificate, in the case of uncertificated shares, or by his duly authorized attorney lawfully constituted in writing and, in the case of certified shares, upon surrender or cancellation of a certificate or certificates, for a like a number of shares of the same class or series of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of signatures as the Corporation or its agents may reasonably require. As against the Corporation, a transfer of shares can be made only on the books of the Corporation and in the manner hereinabove provided, and the Corporation shall be entitled to treat the registered holder of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by applicable law.
CHAPTER 4 — SHAREHOLDER MEETINGS; SHAREHOLDER PROPOSALS

4-1	ANNUAL MEETING

The Annual Meeting of Shareholders of Triple-S Management Corporation (hereinafter an “Annual Meeting”) will be held at the Corporation’s main office or at any other place as may be determined by the Board of Directors from time to time, at the place and time indicated in the Notice of Meeting, on the last Sunday in April of each year or at such other date as the Board may determine, subject to applicable legal and stock exchange requirements. The purpose of the Meeting will be to fill any vacancies of the Board of Directors, receive and consider reports from officials regarding the business of the Corporation, and attend to any other matters that are properly submitted for consideration. However, the Articles of Incorporation may not be amended unless the shareholders who have the right to vote at the meeting have been previously notified that among the matters that are being considered at the meeting are amendments to the Articles of Incorporation.

4-2	SPECIAL MEETINGS

A majority of the Board of Directors, or Shareholders who hold 25% of the registered voting shares can call a Special Shareholders Meetings (hereinafter a “Special Meeting”) to be held at the place and time established by the notice of meeting, and for the purposes expressed therein. Notice of a Special Meeting shall be provided in the same manner as an Annual Meeting.

4-3	NOTICE OF MEETINGS

The notices for every Annual Meeting shall be given to each Shareholder entitled to vote by delivering the same personally, or by mailing such notice to the shareholder at the address which appears on the records of the Corporation during a period of no less than ten (10) and no more than sixty (60) days prior to the Annual Meeting. The notice for the Annual Meeting shall include copies of the consolidated financial statements of the Corporation and its subsidiaries. The notice shall indicate the place and the date the Meeting will be held, and the matter or matters to be considered during the Meeting. Notice to attend an Annual Meeting or a Special Meeting will be sent to all shareholders whose names appear in the corporate registry in the manner set forth above prior to the date of the meeting.

4-4	RESERVED

4-5	QUORUM

At an Annual or Special Meeting, a majority of the voting shares of capital stock of the Corporation issued and outstanding shall constitute a quorum; and if at the appointed time quorum is not reached, the meeting will be postponed for a half hour, after which one third (1/3) of the voting shares issued and outstanding will constitute a quorum. If quorum is not reached, a new meeting shall be scheduled thirty (30) days hence, where one-third (1/3) of the voting shares issued and outstanding will constitute a quorum. If a quorum is not reached pursuant to these Bylaws, as many new meetings as necessary may be scheduled, with the same one-third (1/3) requirement.

4-6	SHAREHOLDER PROPOSALS
(A)	Shareholders shall be entitled to submit proposals to be voted upon by shareholders at an Annual Meeting or Special Meeting provided that they comply with the procedures set forth in this Section 4-6. Only those proposals which satisfy all requirements specified in this Section 4-6 shall be deemed “Qualified Shareholder Proposals.”

(B)	In order for a proposal to constitute a “Qualified Shareholder Proposal,” all of the following requirements must be satisfied:
(i)	The proposal must be made for submission at an Annual Meeting or at a Special Meeting referred to in these Bylaws;

(ii)	The proposal must be a proper subject for shareholder action. The Board of Directors shall be entitled to determine that any proposal which the shareholder is not entitled to have included in the Corporation’s proxy statement for the Annual Meeting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations issued by the Securities and Exchange Commission (which are collectively referred to herein as the “SEC Proxy Rules”) is not a proper subject for shareholder action;

(iii)	The proposal must be made by a Shareholder who shall be the record holder on the record date for determining shareholders entitled to receive notice of and to vote at such Annual or Special Meeting (a “Proposing Shareholder”);

(iv)	The Proposing Shareholder must deliver a written notice identifying such proposal to the office of the Corporation’s Secretary at the Corporation’s principal place of business which provides the information required by these Bylaws which is timely under the standards given in this Section 4-6 and Section 4-7 of these Bylaws;

(v)	Such Proposing Shareholder’s proposal notice shall contain: (a) a description of the proposal, the reasons for the proposal and any material interest in such proposal by the Proposing Shareholder or the beneficial owner of the shareholder’s record shares; (b) an affirmation by the Proposing Shareholder that the shareholder satisfies the requirements specified in this Section 4-6 for presentation of such proposal; (c) a description of all arrangements or understandings between such Proposing Shareholder and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Shareholder; (d) a representation that such Proposing Shareholder intends to appear in person or by proxy at the annual or special meeting to bring such business before the meeting; and (e) as to the Proposing Shareholder and the beneficial owner, if any, on whose behalf the proposal is made, (x) the name and address of such Proposing Shareholder, as they appear on the Corporation’s books, and of such beneficial owner and the telephone number at which each may be contacted during normal business hours through the time for which the meeting is scheduled, and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Shareholder; and

(vi)	The Proposing Shareholder and the beneficial owner shall provide such other information required by these Bylaws or as the Board of Directors or any officer of the Corporation shall reasonably deem relevant within such time limits as any officer of the Corporation shall reasonably impose for such information.

(C)	Nothing in these Bylaws shall be deemed to prohibit a Shareholder from including any proposals in the Corporation’s proxy statement to the extent such inclusion shall be required under the Exchange Act and the SEC Proxy Rules or to lessen any obligation by any shareholder to comply with the SEC Proxy Rules; provided, however, that neither the fact that a shareholder’s nominee qualifies for nomination or election to the Board of Directors under Section 4.8 nor the fact that business is properly brought before an Annual or Special Meeting by a Shareholder under this Section 4-6 shall obligate the Corporation to endorse that candidate or proposal or (except to the extent required by the SEC Proxy Rules) to provide a means to vote on that proposal on proxy cards solicited by the Corporation or to include information about that proposal in the Corporation’s proxy statement. To the extent this Section 4-6 shall be deemed by a majority of the Board of Directors or the Securities and Exchange Commission, or adjudged by a court of competent jurisdiction, to be inconsistent with the rights of shareholders to request inclusion of a proposal in the Corporation’s proxy statement pursuant to the SEC Proxy Rules, the SEC Proxy Rules shall govern.

4-7	NOTICE OF SHAREHOLDER BUSINESS OTHER THAN NOMINATION OF DIRECTORS.
(A)	For business, other than the nomination of Directors, to be properly brought before an Annual Meeting or a Special Meeting by a Proposing Shareholder pursuant to these Bylaws, the Proposing Shareholder must meet the requirements of ýSection 4-6 of these Bylaws and the following subsections of this ýSection 4-7. If the Chairperson of an Annual Meeting or a Special Meeting determines that business was not properly brought before the Annual Meeting or the Special Meeting in accordance with the requirements of Section 4-6 and the following subsections of this Section 4-7, the Chairperson shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(B)	To be timely, a Proposing Shareholder’s notice must be actually delivered to the Secretary at the Corporation’s principal place of business (i) with respect to an Annual Meeting, not later than the close of business on the 120th calendar day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the Proposing Shareholder, to be timely, must be so delivered not later than the close of business on the 10th calendar day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to a Special Meeting, not earlier than the close of business on the 150th calendar day prior to such Special Meeting and not later than the close of business on the later of the 120th calendar day prior to such Special Meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting of shareholders.

(C)	In no event shall the public announcement of an adjournment of an Annual Meeting or a Special Meeting commence a new time period for the giving of a Proposing Shareholder’s notice as described above. “Public Announcement” means, for purposes of these Bylaws, disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(D)	Such Proposing Shareholder’s notice shall set forth as to each matter all information relating to such matter that is required to be disclosed in solicitations of proxies, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder.

4-8	SHAREHOLDER NOMINATION OF DIRECTORS
(A)	In addition to nominations made through the Nominations Committee of the Board of Directors, nominations of persons for election to the Board of Directors of the Corporation may be made at the meeting by any shareholder of the Corporation entitled to vote for the election of Directors who complies with the notice procedures set forth in this Section 4.8 (A) and (B). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an Annual Meeting, not later than the close of business on the 120th calendar day nor earlier than the close of business on the 150th calendar day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the Proposing Shareholder, to be timely, must be delivered not later than the close of business on the 10th calendar day following the day on which public announcement of the date of such meeting is first made by the Corporation; and (ii) with respect to an election to be held at a Special Meeting of shareholders, not earlier than the close of business on the 150th calendar day prior to such meeting and not later than the close of business on the later of the 120th calendar day prior to such meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected as such meeting. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are directly or beneficially owned by the person, (iv) such other information regarding such person proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such person been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of such person to serve as a director if so elected; and (b) as to the shareholder giving the notice (i) the name and address of record of the Proposing Shareholder, (ii) the class and number of shares of capital stock of the Corporation which are directly or beneficially owned by the shareholder, (iii) a description of all arrangements or understandings between the shareholder, any such beneficial owner, each nominated person and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if the shareholder intends to solicit proxies in support of the person nominated by the Proposing Shareholder, a representation to that effect. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director by the shareholders of the Corporation unless (i) nominated in accordance with the procedures set forth herein, and (ii) such nominee satisfies any and all eligibility criteria established by the Board of Directors of the Corporation.
(B)	The Chairperson of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the Chairperson of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

4-9	CONDUCT OF MEETINGS

Except as otherwise provided in these Bylaws, a meetings of shareholders shall be conducted in accordance with the latest edition of Robert’s Rules of Order.

4-10	INSPECTORS

Either the Board of Directors or, in the absence of designation of inspectors by the Board of Directors, the Chairperson of any meeting of the shareholders may, in its or such person’s discretion, appoint one or more inspectors to act at any meeting of the shareholders. Such inspectors shall perform such duties as shall be specified by the Board of Directors or the Chairperson of the meeting. Inspectors need not be shareholders, employees, officers or directors of the Corporation. No director or nominee for the office of director shall be appointed as any such inspector.
CHAPTER 5 — VOTING RIGHTS

5-1	Each shareholder shall, at every meeting, be entitled to as many votes as shares of capital stock of the Corporation entitled to vote thereon are registered in his/her/its name in the books of the Corporation. The shareholder may vote in person or, if absent, by proxy delivered by mail or any other means of electronic transmission that may be provided by the Corporation. No proxy will be valid unless issued with the shareholder’s signature and delivered to the designated inspectors of election or, in the absence of any such designation, to the Board of Directors. No proxy will be valid after its expiration date.

5-2	CUMULATIVE VOTE — PROHIBITION

As provided in the Articles of Incorporation of the Corporation, there shall be no cumulative voting of a class or series of capital stock in the election of directors of the Corporation.
CHAPTER 6 — ELECTIONS

6-1	BOARD OF DIRECTORS — ELECTION

The election of members to the Board of Directors will take place at the duly notified Annual Meeting of Shareholders by ballot.

The directors will be elected by a majority of votes of the shares of capital stock of the Corporation issued and outstanding with the right to vote and who are represented in person or by proxy at the meeting.

The Board of Directors shall be divided into three groups as required by the Articles of Incorporation of the Corporation.

6-2	DIRECTORS’ REQUIREMENTS

In order to be a Director in the Corporation, every person must at least meet the following requirements:
(A)	Never have declared fraudulent bankruptcy, voluntary or involuntary, nor granted a fraudulent general cession in benefit of creditors.

(B)	Never have been convicted by a court of competent jurisdiction of a felony or grave misdemeanor which involves moral depravation or turpitude.

(C)	Comply with any applicable requirements under rules promulgated by the Blue Cross Blue Shield Association (“BCBSA”).
CHAPTER 7 — DIRECTORS AND COMMITTEES

7-1	BOARD OF DIRECTORS — POWERS
(A)	The Board of Directors shall consist of not less than nine (9) Directors, nor more than nineteen (19) Directors as provided in the Articles of Incorporation of the Corporation. The number of directors shall be fixed from time to time, within the limits specified in the Articles of Incorporation, by resolution of the Board of Directors; provided, however, that no director’s term shall be shortened by reason of a resolution reducing the number of directors.

The Board of Directors shall be elected by the Shareholders at the Annual Meeting, or by the Board of Directors in case of vacancies, and will exercise the Corporation’s powers and the management of its business in accordance with the GCLPR, the Articles of Incorporation and

Bylaws of the Corporation, as well as the guidelines issued by the Shareholders of the Corporation.
(B)	The power to manage the Corporation’s affairs may only be exercised when the Directors of the Corporation act as a Board, duly constituted, as a Committee of the Board or by express delegation from the Board.

(C)	The decisions taken by a majority of the Directors present at a meeting of the Board of Directors, where a quorum is constituted, will be considered as acts of the Board of Directors as if those decisions were considered and accepted by all of the Directors of the Board.

(D)	The Board of Directors must comply with any applicable requirements under rules promulgated by the BCBSA.

(E)	Board Meetings
1.	The Board must celebrate at least one annual meeting after the Annual Meeting of Shareholders and any regular and special meetings the Board determines to be necessary.

2.	The Board will meet at least quarterly, unless special circumstances force the Chairperson of the Board to alter this procedure. The Secretary will notify the Directors in writing the date of said meetings.

3.	The Chairperson of the Board of Directors may convene special meetings of the Board to be held at the place, date, and time established in the notice to the meeting and for the purposes expressed therein.

4.	In addition, the Chairperson of the Board of Directors will have the obligation to convene a special meeting of the Board of Directors when requested by five (5) or more members of the Board, ten (10) days after such request is made.
(F)	The members of the Board of Directors may participate in any board meeting by telephone conference or other means of similar communication that allows all persons participating in the meeting to hear each other simultaneously. Participation in a meeting in this manner shall constitute presence in person at said meeting.

(G)	A majority of the total number of Directors holding office will constitute a quorum.

7-2	THE CHAIRPERSON OF THE BOARD OF DIRECTORS

The Chairperson of the Board of Directors will preside over the Shareholders Meetings, the meetings of the Board of Directors, and will assume the duties and responsibilities conferred by the Board of Directors. Among the main duties and responsibilities of the Chairperson are the following:
(A)	Represent the Corporation in the name of the Board of Directors in those official acts which he/she will have to attend and will maintain the relationships with the Shareholders of the Corporation and the governmental authorities as part of his/her duties.

(B)	Serve as a member of each of the Committees of the Board of Directors; provided, however, that the Chairperson’s membership on a particular committee shall be revoked to the extent if he/she does not comply with such committee’s requirements, including, but not limited to, the independence criteria adopted and approved by the Board of Directors.

(C)	Recommend to the Board of Directors for its consideration, the creation of committees or subcommittees, according to the needs of the Corporation.

(D)	Inform the Board of Directors about his/her official acts by virtue of his/her duties and responsibilities.

(E)	Assume all other duties and responsibilities that from time to time are conferred by the Board of Directors.

(F)	Convene any extraordinary meetings of the Board of Directors that he/she may deem necessary.

7-3	THE VICE CHAIRPERSON OF THE BOARD OF DIRECTORS

In the absence of the Chairperson, or if the Chairperson is unable to act as such, the Vice Chairperson will assume the duties and faculties of the Chairperson.

7-4	VACANCIES IN THE BOARD — PROCEDURE TO FILL VACANCIES

If the office of any director or directors becomes vacant, or a new directorship is created, the Board of Directors shall choose a successor or successors to fill the newly created directorship or vacany. Such vacancies shall be filled by the affirmative vote of a majority of the current directors, or by an election at an Annual or Special Meeting called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office or, if the vacancy is caused by an increase in the number of directors, until the next election of one or more directors by shareholders and in either case, may be reelected for only two (2) additional successive terms.

7-5	ACTS OF THE BOARD OF DIRECTORS —UNANIMOUS WRITTEN CONSENT

Except for a provision stating the contrary in the Articles of Incorporation or the GCLPR, any action or agreement required or permitted to be taken in any meeting of the Board of Directors or any of its committees, may be executed without the need for a meeting if all of the members of the Board of Directors or the Committee, as the case may be, approve the same in writing and said written approval or approvals are submitted and incorporated in the minutes of the meetings of the Board of Directors or the Committee.

7-6	COMMITTEES
(A)	The Board of Directors (i) may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees consisting of one or more of the directors of the Corporation, and (ii) shall during such period of time as any securities of the Corporation are listed on the New York Stock Exchange (“NYSE”), by resolution passed by a majority of the entire Board of Directors, designate all committees required by the rules and regulations of the NYSE. Except to the extent restricted by applicable law or the Articles of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the power and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors as may be determined from time to time by resolution adopted by the Board of Directors or as required by the rules and regulations of the NYSE, if applicable. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

(B)	Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum, and the vote of a majority of the members thereof present at any meeting thereof at which a quorum is present shall be the act of the committee.

(C)	The members of the Compensation, Nominations and Audit Committees must not be officers or employees of the Corporation or any of the subsidiaries of the Corporation. (i.e., outside directors) as required by the BCBSA.

7-7	INTERESTS OF THE DIRECTORS

None of the members of the Board of Directors will accept, nor will benefit from any fee, broker’s fee or commission, donation or other emolument in relation to any investment, loan, deposit, purchase, sale, exchange, service or other similar transaction of the Corporation; nor will any member of the Board of Directors have any financial interest in any said transactions other than an interest relating to the member’s compensation as a member of the Board of Directors.

However, travel and representation expenses or expenses incurred as a result of the attendance to the Board of Directors or Committee meetings may be paid or reimbursed to the Directors; as well as for those professional services performed as a medical doctor or dentist to those persons insured by Triple-S, Inc., or any other health subsidiary in its capacity as a participating provider of the health insurance plan or plans.

7-8	REMOVAL OF DIRECTORS NAMED TO THE BOARD OF DIRECTORS

Any director or the entire Board of Directors may only be removed with just cause by the holders of a majority of the shares entitled to vote to elect directors. For purspuses of this section, the term just cause shall include but not be limited to any vaiolation of the rules promulgated by the BCBSA.
CHAPTER 8 — OFFICERS

The officers will be a President and Chief Executive Officer, a Treasurer, and a Secretary. The Board of Directors may also elect such other officers or assistant officers as it may from time to time determine by resolution of the Board creating the office and defining the duties thereof. The officers shall be elected by the Board of Directors or appointed by the President of the Corporation and need not be selected from among the members of the Board of Directors.

The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer or agent elected or appointed by the Board of Directors or the President of the Corporation may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officers or agents appointed by the President of the Corporation may also be removed from such officer positions by the President. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors, or, in the case of an officer appointed by the President of the Corporation, by the President or the Board of Directors.

8-1	THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

The President shall exercise the powers, manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors or as may be provided for in these Bylaws. In connection with the performance of his or her duties, he or she shall keep the Chairperson of the Board fully informed as to all phases of the Corporation’s activities.

The Chief Executive Officer shall be the principal policymaking officer of the Corporation. Subject to the authority of the Board of Directors, he or she shall formulate the major policies to be pursued in the administration of the Corporation’s affairs. He or she shall study and make reports and recommendations to the Board of Directors with respect to major problems and activities of the Corporation and shall see that the established policies are placed into effect and carried out.

The President of the Corporation will also be the Chief Executive Officer.

8-2	THE SECRETARY

The Secretary will take an oath to loyally carry out the duties of his/her office and will make sure that the minutes books of the Corporation are duly maintained and will note or cause to be noted the actions of the Board of Directors and the Shareholders Meetings and the voting therein. He/she will issue the necessary certificates and will be responsible for the corporate seal. He/she will be responsible for making sure that the registry of all of the shareholders and the Articles of Incorporation, the Bylaws and the regulations are safely kept at the principal offices of the Corporation. In addition, he/she will certify the official acts of the Board of Directors. The Secretary need not be a member of the Board of Directors.

8-3	THE ASSISTANT SECRETARY

The Assistant Secretary will also take an oath of office and will assume, in the absence or if the Secretary is unable to perform his/her duties, all of the duties and faculties conferred upon the Secretary. The Assistant Secretary need not be a member of the Board of Directors.

8-4	THE TREASURER

The Treasurer will make sure that the securities and the money of the Corporation are duly received and guarded, and that the disbursements are only made according to duly approved and certified resolutions of the Board of Directors. He/she will make sure that the investment policies of the Corporation observe the security, liquidity and yield criteria, in that order. In addition, the Treasurer will make sure that the accounting books and registers are located in the principal offices of the Corporation. The Corporation’s accounting will follow general accepted accounting principles. The Treasurer need not be a member of the Board of Directors.

8-5	THE ASSISTANT TREASURER

The Assistant Treasurer will assume, in the absence or if the Treasurer is unable to perform his/her duties, all of the duties and faculties conferred upon the Treasurer. The Assistant Treasurer need not be a member of the Board of Directors.

8-6	VOTING AS A SHAREHOLDER.

The President and Chief Executive Officer, the Secretary, the Treasurer or any other officer or person designated by the Board of Directors, acting singly, shall have full power and authority on behalf of the Corporation to attend any Meeting of Shareholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers, acting singly, shall have full power and authority to execute on behalf of the Corporation any instrument expressing consent to or dissent from any action of any such corporation without a meeting.
CHAPTER 9 — AMENDMENTS

9-1	AMENDMENTS

The Board of Directors of the Corporation shall have the power to amend the Bylaws of the Corporation by the vote of a majority of the whole Board of Directors of the Corporation. The shareholders of the Corporation shall have the power to amend the Bylaws of the Corporation by the vote of at least a majority of the holders of the then issued and outstanding shares of capital stock entitled to vote thereon. Notwithstanding anything contained in these Bylaws to the contrary, the approval of BCBSA (unless each and every License Agreement with BCBSA to which the Corporation or its subsidiaries shall be subject shall have been terminated) shall be required to amend Section 5-2, Paragraph D of Section 6-2, Paragraph H of Section 7-11 and Sub-Section 12 of Section 7-14 of these Bylaws and the BCBSA approval requirement contained in this Section 8-1 of these Bylaws. For purposes of this Section 9-1, the term

“whole Board of Directors of the Corporation” means the total number of Directors who hold office in the Corporation on the date the particular determination is approved.
CHAPTER 10 — DIVIDENDS

10-1	Subject to the requirements of the GCLPR and the provisions of the Articles of Incorporation, dividends upon the capital stock of the Corporation may be declared by resolution of the Board of Directors, and may be paid in cash, in property (including the shares or bonds of other corporations), in the Corporation’s bonds or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.
Approved: April 30, 2006
Amended: March 6, 2007, May 3, 2007, May 9, 2007, October 16 , 2007